Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FLUENCE ENERGY, INC.

Fluence Energy, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.              The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on June 21, 2021 (the “Original Certificate”).

2.              The Corporation is filing this Amended and Restated Certificate of Incorporation of the Corporation, which restates, integrates and further amends the Original Certificate, as heretofore amended (the “Certificate of Incorporation”), and was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by all necessary action of the board of directors of the Corporation and the stockholders of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

3.              The text of the Original Certificate is hereby amended and restated in its entirety by this Certificate of Incorporation to read in full as follows:

Article I.

The name of the corporation is Fluence Energy, Inc. (the “Corporation”).

Article II.

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), including, without limitation, (i) investing in securities of Fluence Energy, LLC, a Delaware limited liability company, or any successor entities thereto (“Fluence LLC”) and any of its subsidiaries, (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and (iii) engaging in any other activities incidental or ancillary thereto.

Article IV.

Section 4.1         Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is one billion six hundred and ten million (1,610,000,000), consisting of:

(a)            One billion two hundred million (1,200,000,000) shares of Class A common stock, with a par value of $0.00001 per share (the “Class A Common Stock”);

(b)            Two hundred million (200,000,000) shares of Class B-1 common stock, with a par value of $0.00001 per share (the “Class B-1 Common Stock”);

(c)            Two hundred million (200,000,000) shares of Class B-2 common stock, with a par value of $0.00001 per share (the “Class B-2 Common Stock” and together with the Class A Common Stock and Class B-1 Common Stock, the “Common Stock”); and

(d)            Ten million (10,000,000) shares of preferred stock, with a par value of $0.00001 per share (the “Preferred Stock”).

Section 4.2         Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law or by that certain stockholders agreement, dated as of October 27, 2021, by and among the Corporation and the other Persons party thereto (as it may be amended from time to time in accordance with its terms, the “Stockholders Agreement”) (for so long as it remains in effect), to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, powers preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

Section 4.3         Number of Authorized Shares. Subject to any limitations prescribed by the Stockholders Agreement, and except as set forth in any Preferred Stock Designation, the number of authorized shares of any of the Class A Common Stock, Class B-1 Common Stock, Class B-2 Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of shares of Class A Common Stock, Class B-1 Common Stock, Class B-2 Common Stock or Preferred Stock, or of any series thereof, separately as a class shall be required therefor.

Section 4.4         Common Stock. The powers, preferences and rights of the Class A Common Stock, the Class B-1 Common Stock and the Class B-2 Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a)            Voting Rights. Except as otherwise required by law,

(i)            Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

(ii)           Each share of Class B-1 Common Stock shall entitle the record holder thereof as of the applicable record date to five (5) votes per share in person or by proxy on all matters submitted to a vote of the holders of Class B-1 Common Stock, whether voting separately as a class or otherwise.

(iii)          Each share of Class B-2 Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class B-2 Common Stock, whether voting separately as a class or otherwise.

(iv)          Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of shares of Class A Common Stock, Class B-1 Common Stock and Class B-2 Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock, Class B-1 Common Stock and Class B-2 Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.

(v)           Except as otherwise required by law, holders of Class A Common Stock, Class B-1 Common Stock and Class B-2 Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).

(vi)          If at any time the ratio at which Common Units (as defined below) are redeemable or exchangeable for shares of Class A Common Stock is amended or adjusted pursuant to the LLC Agreement (as defined below), (A) the number of votes per share of Class B-1 Common Stock to which holders of shares of Class B-1 Common Stock are entitled pursuant to Section 4.4(a)(ii) of this Article IV shall be automatically adjusted so that from and after such time the aggregate number of votes that a holder of Class B-1 Common Stock is entitled to vote with respect to all shares of Class B-1 Common Stock held by such holder is equal to the number of Class A Common Stock subject to be exchanged or redeemed for all Common Units held by such holder and (B) the number of votes per share of Class B-2 Common Stock to which holders of shares of Class B-2 Common Stock are entitled pursuant to Section 4.4(a)(iii) of this Article IV shall be automatically adjusted so that from and after such time the aggregate number of votes that a holder of Class B-2 Common Stock is entitled to vote with respect to all shares of Class B-2 Common Stock held by such holder is equal to the number of Class A Common Stock subject to be exchanged or redeemed for all Common Units held by such holder.

(b)            Dividends; Stock Splits or Combinations.

(i)            Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or of any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends shall not be declared or paid on the Class B-1 Common Stock or the Class B-2 Common Stock; the holders of shares of Class B-1 Common Stock shall have no right to receive dividends in respect of such shares of Class B-1 Common Stock; and the holders of shares of Class B-2 Common Stock shall have no right to receive dividends in respect of such shares of Class B-2 Common Stock.

(ii)           In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on the Class A Common Stock, the Class B-1 Common Stock or the Class B-2 Common Stock (each, a “Stock Adjustment”) unless (A) a corresponding Stock Adjustment on the Class A Common Stock, the Class B-1 Common Stock or the Class B-2 Common Stock, as the case may be, at the time outstanding is made in the same proportion and the same manner and (B) the Stock Adjustment has been reflected in the same economically equivalent manner on all LLC Units.

(iii)          Stock dividends paid on (A) the Class A Common Stock may only be paid in shares of Class A Common Stock, (B) the Class B-1 Common Stock may only be paid with shares of Class B-1 Common Stock and (C) the Class B-2 Common Stock may only be paid with shares of Class B-2 Common Stock.

(c)            Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Class A Common Stock in proportion to the number of shares of Class A Common Stock held by them. Without limiting the rights of the holders of Class B-1 Common Stock or Class B-2 Common Stock to have their Common Units redeemed or exchanged in accordance with Article IX of the LLC Agreement, neither the holders of shares of Class B-1 Common Stock nor the holders of Class B-2 Common Stock shall be entitled to receive any assets of the Corporation in any liquidation, dissolution or winding up. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.4(c).

(d)            Class B-1 Common Stock and Class B-2 Common Stock.

(i)            From and after the effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), (x) shares of Class B-1 Common Stock and Class B-2 Common Stock may be issued only to, and registered only in the name of, the Existing Owners and their respective Permitted Transferees (as defined below) in accordance with Section 4.5 (including all subsequent Permitted Transferees) (the Existing Owners together with such persons, collectively, the “Permitted Owners”) and (y) the aggregate number of shares of Class B-1 Common Stock and Class B-2 Common Stock at any time registered in the name of each such Permitted Owner must be equal to the aggregate number of Common Units held of record at such time by such Permitted Owner under the LLC Agreement (as defined below). As used in this Certificate of Incorporation, (A) “Existing Owner” means each of the holders of Common Units (other than the Corporation) of Fluence LLC, as set forth on Schedule A hereto, (B) “Common Unit” means a limited liability company interest in Fluence LLC, authorized and issued under the Third Amended and Restated Limited Liability Company Agreement of Fluence LLC, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in such LLC Agreement and (C) “Permitted Transferee” means (1) the Corporation and any of its subsidiaries, (2) any Affiliate (as defined below) of the respective transferor, and (3) any transferee of Common Units pursuant to a transfer made in compliance with the LLC Agreement.

(ii)            Shares of Class B-1 Common Stock and Class B-2 Common Stock may be issued or transferred only in connection with the simultaneous issuance or transfer of an identical number of Common Units. Any purported issuance or transfer of shares of Class B-1 Common Stock or Class B-2 Common Stock not accompanied by a issuance or transfer of the identical number of Common Units shall be null and void and no force or effect, and the shares of Class B-1 Common Stock or Class B-2 Common Stock, as applicable, so issued or transferred shall be automatically transferred and to the Corporation and cancelled for no consideration.

(iii)            Each outstanding share of Class B-1 Common Stock shall automatically convert into one (1) validly issued, fully paid and nonassessable share of Class B-2 Common Stock upon the earliest of (A) any transfer by an Existing Owner of such shares of Class B-1 Common Stock other than to an Affiliate of such Existing Owner, (B) with respect to each Existing Owner and its Affiliates, 5:00 p.m. (New York City time) on a date fixed by the Board of Directors that is not less than 60 days nor more than 180 days following the date that such Existing Owner, together with its Affiliates, ceases to hold an aggregate number of shares of all classes of Common Stock representing at least twenty percent (20%) of the aggregate number of all outstanding shares of all classes of Common Stock, and (C) 5:00 p.m. (New York City time) on the date that is seven (7) years following the closing of the Corporation’s initial public offering of Class A Common Stock in a firm commitment underwritten offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

(iv)            In the event that there is a merger, consolidation or Change of Control (as defined below) of the Corporation, without limiting the rights of the holders of Class B-1 Common Stock and Class B-2 Common Stock to have their Common Units redeemed or exchanged in accordance with Article IX of the LLC Agreement, neither the holders of shares of Class B-1 Common Stock nor the holders of shares of Class B-2 Common Stock shall be entitled to receive any assets of the Corporation, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.

(e)            Ratio of Common Stock to Common Units. The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action within its control to ensure that (i) the number of shares of Class A Common Stock issued by the Corporation at any time is equal to the aggregate number of Common Units held of record by the Corporation, and (ii) the number of shares of Class B-1 Common Stock and Class B-2 Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Owner is no more than the aggregate number of Common Units held of record by such Permitted Owner, in each case, in accordance with the terms of the LLC Agreement.

Section 4.5         Transfer of Class B-1 Common Stock and Class B-2 Common Stock.

(a)            A holder of Class B-1 Common Stock or Class B-2 Common Stock may surrender and transfer shares of such Class B-1 Common Stock or Class B-2 Common Stock, as applicable, to the Corporation for cancellation for no consideration at any time. Following the surrender and transfer, or other acquisition, of any shares of Class B-1 Common Stock or Class B-2 Common Stock to or by the Corporation, the shares shall automatically be cancelled and retired and such shares shall not be re-issued by the Corporation.

(b)            Except as set forth in Section 4.5(a), a holder of Class B-1 Common Stock or Class B-2 Common Stock may Transfer shares of Class B-1 Common Stock or Class B-2 Common Stock only to a Permitted Transferee of such holder, and only if such holder Transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with the LLC Agreement. The Transfer restrictions described in this Section 4.5(b) are referred to as the “Restrictions”.

(c)            Any purported Transfer of shares of Class B-1 Common Stock or Class B-2 Common Stock in violation of the Restrictions shall be null and void ab initio. If, notwithstanding the Restrictions, a Person, voluntarily or involuntarily (including by way of a foreclosure), purportedly becomes or attempts to become, the purported owner (the “Purported Owner”) of shares of Class B-1 Common Stock or Class B-2 Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of Class B-1 Common Stock or Class B-2 Common Stock (the “Restricted Shares”), and each Restricted Share shall automatically, without any further action on the part of the Corporation, be transferred to the Corporation for no consideration and cancelled.

(d)            The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by law or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.5 for determining whether any Transfer or acquisition of shares of Class B-1 Common Stock or Class B-2 Common Stock would violate the Restrictions, and for the orderly application, administration and implementation of the provisions of this Section 4.5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Corporation’s transfer agent and shall be made available for inspection by and, upon written request shall be mailed to, any requesting holders of shares of Class B-1 Common Stock or Class B-2 Common Stock, as applicable.

(e)            As used in this Section 4.5, the term “Transfer”, as it relates to the shares of Class B-1 Common Stock or Class B-2 Common Stock, shall not be deemed to include any bona fide pledge or collateralization by a holder thereof to a financial institution in connection with any bona fide loan or debt transaction, but such term shall include any foreclosure on such shares by such financial institution following or in connection with any such pledge or collateralization.

Section 4.6         Certificates. All certificates or book entries representing shares of Class B-1 Common Stock or Class B-2 Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Article V.

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting a redemption of the Common Units, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the redemption of all outstanding Common Units (other than those held by the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) in exchange for shares of Class A Common Stock.

Article VI.

Subject to the Stockholders Agreement (for so long as it remains in effect), the Board of Directors is expressly authorized to adopt, amend, repeal or rescind the bylaws of the Corporation (the “Bylaws”). The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, repeal, or rescind the Bylaws. The stockholders shall also have power to adopt, repeal, alter, amend or rescind the Bylaws. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Preferred Stock outstanding at any time), such adoption, repeal, alteration, amendment or rescission of the Bylaws by the stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article VII.

Section 7.1         Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

Section 7.2         Number and Terms of the Board of Directors. Subject to the terms of the Stockholders Agreement (for so long as it remains in effect) and the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of Directors shall be fixed from time to time exclusively by resolution adopted by a majority of the total number of authorized directors (from time to time) whether or not there exist any vacancies in previously authorized directorships; provided, that for as long as the Stockholders Agreement is in effect, the number of Directors shall never be less than the aggregate number of Directors that the parties to the Stockholders Agreement are entitled to designate from time to time pursuant to Section 1 thereof.

Section 7.3         Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to the Stockholders Agreement (for so long as it remains in effect) and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled only by a majority vote of the Directors then in office, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and not by the stockholders. Subject to the Stockholders Agreement (for so long as it remains in effect), any Director so chosen shall hold office until his or her successor shall be elected and qualified.

Section 7.4         Notice. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

Article VIII.

Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred stock, from and after the Voting Threshold Date (as defined below), any action required or permitted to be taken at any annual or special meeting of stockholders may only be taken at a duly called annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. “Voting Threshold Date” shall mean 5:00 p.m. (New York City time) on the first day falling on or after the date on which the aggregate number of outstanding shares of Class B-1 Common Stock and Class B-2 Common Stock, voting together as a single class, cease to represent at least fifty percent (50%) of the total voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors.

Article IX.

Subject to the Stockholders Agreement (for so long as it remains in effect), the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation, and, as applicable, such other approvals of the Board of Directors, as are required by law or by this Certificate of Incorporation, (A) the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with, Article IV, Article V, Article VI, Article VII, Article VIII, this Article IX, Article X, Article XI, Article XII, and Article XIII; and (B) for so long as any shares of Class B-1 Common Stock or Class B-2 Common Stock are outstanding, (i) the affirmative vote of the holders at least eighty percent (80%) of the shares of Class B-1 Common Stock and Class B-2 Common Stock outstanding at the time of such vote, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with Section 4.4 of Article IV or this clause (B) of Article IX, and (ii) the affirmative vote of the holders of a majority of the shares of Class A Common Stock outstanding at the time of such vote, voting as a separate class, shall be required to amend or repeal, by merger or otherwise, or adopt any provision of this Certificate of Incorporation that provides the holders of the Class B-1 Common Stock or Class B-2 Common Stock (1) any rights to receive Dividends or any other kind of distribution, (2) other than redemptions as permitted by the LLC Agreement, any right to convert into or be exchanged for shares of Class A Common Stock or (3) any other economic rights.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

Article X.

The Corporation is authorized to indemnify, and to advance expenses to, each current or former Director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended. To the fullest extent permitted by the laws of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duties as a director. No amendment to, or modification or repeal of, this Article X shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

Article XI.

Section 11.1         Corporate Opportunity.

(a)            To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (1) AES Grid Stability, any Directors who are employees of or Affiliates of AES Grid Stability (other than any such Director who is also an employee of the Corporation or its subsidiaries), (2) Siemens Industry, any Directors who are employees of or Affiliates of Siemens Industry (other than any such Director who is also an employee of the Corporation or its subsidiaries), (3) QIA, any Directors who are employees of or Affiliates of QIA (other than any such Director who is also an employee of the Corporation or its subsidiaries) or (4) any Director or stockholder who is not employed by the Corporation or its subsidiaries (each such Person in clauses (1) through (4), an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. Notwithstanding the foregoing, the preceding sentence of this Section 11.1(a) shall not apply to any potential transaction or business opportunity (x) that is expressly offered to a Director, executive officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director, executive officer or employee of the Corporation or its subsidiaries or (y) is agreed to be offered to the Corporation by AES Grid Stability or Siemens Industry pursuant to contractual arrangements among such parties.

(b)            To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Section 11.2         Liability. To the fullest extent permitted by law, no stockholder and no Director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article XI, except to the extent such actions or omissions are in breach of this Article XI.

Article XII.

Unless the Corporation consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine; and (B) subject to the preceding provisions of this Article XII, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Notwithstanding the foregoing, this Article XII shall not apply to claims seeking solely to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Article XIII.

Section 13.1         Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.

Section 13.2         Interested Stockholder Transactions. Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Corporation’s Class A Common Stock or Class B-1 Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:

(a)            prior to such time that such stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder; or

(b)            at or subsequent to such time that such stockholder became an Interested Stockholder, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation which is not owned by such Interested Stockholder; or

(c)            upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(d)            a stockholder becomes an interested stockholder inadvertently and (A) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (B) would not, at any time within the three- year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(e)            the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (A) constitutes one of the transactions described in the second sentence of this Section 13 of Article XIII; (B) the business combination is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board; and (C) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 13(ii) of Article XIII.

Section 13.3       Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a)            “AES Grid Stability” means AES Grid Stability, LLC, a Delaware limited liability company.

(b)            “AES Related Parties” means AES Grid Stability and its Affiliates.

(c)            “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(d)            “Associate”, when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(e)            “Business Combination” means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the Interested Stockholder or (ii) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation.

(f)            “Change of Control” means the occurrence of any of the following events: (1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B-1 Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote; (2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale), lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of Fluence LLC); (3) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (4) the Corporation ceases to be the sole managing member of Fluence LLC; provided, however, that a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which (a) the beneficial owners of the Class A Common Stock, Class B-1 Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions or (b) in the case of the foregoing clauses (1) or (3), either the AES Related Parties or the Siemens Related Parties are the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B-1 Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote (or), in the case of a transaction described in the foregoing clause (3), more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger of consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof).

(g)            “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(h)            “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote generally in an election of directors, or (ii) is an Affiliate of the Corporation and was the beneficial owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote generally in an election of directors at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article XIII to the contrary, the term “Interested Stockholder” shall not include: (x) the AES Related Parties or any of their current or future Affiliates (so long as such Affiliate remains an Affiliate) or Associates or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Corporation, (y) the Siemens Related Parties or any of their current or future Affiliates (so long as such Affiliate remains an Affiliate) or Associates, or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Corporation, or (z) any Person who acquires beneficial ownership of fifteen percent (15%) or more of the then- outstanding shares of capital stock of the Corporation that are entitled to vote generally in an election of directors directly or indirectly from a AES Related Party or a Siemens Related Party, and excluding, for the avoidance of doubt, any Person who acquires voting stock of the Corporation through a broker’s transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering.

(i)            “Person” means any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

(j)            “QIA” refers to QIA Florence Holding LLC.

(k)            “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(l)            “Siemens Industry” refers to Siemens Industry, Inc., a Delaware corporation.

(m)            “Siemens Related Parties” means Siemens Industry and its Affiliates.

(n)            “Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any shares of capital of stock of the Corporation or (b) any equity or other interest (legal or beneficial) in any stockholder if substantially all of the assets of such stockholder consist solely of shares of capital stock of the Corporation.

*         *         *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed on October 27, 2021.

FLUENCE ENERGY, INC.

By:	/s/ Manuel Perez Dubuc
Name: Manuel Perez Dubuc
Title: Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

SCHEDULE A

ISSUANCE OF CLASS B-1 COMMON STOCK

Name and Address of Member
AES Grid Stability, LLC 4300 Wilson Boulevard Suite 1100 Arlington, VA 22203 Attention: Paul Freedman, General Counsel of The AES Corporation Email: paul.freedman @aes.com
Siemens Industry, Inc. 4800 North Point Parkway Alpharetta, GA 30005 Attention: Craig Langley Email: Langley.craig@siemens.com